Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Tungray Technologies Inc. on Amendment No.9 to Form F-1 of our report dated April 24, 2023, except for Note 2 which was dated June 5, 2023 with respect to our audit of the consolidated financial statements as of December 31, 2022 and for the year ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Asia CPAs LLP

New York, New York,
March 1, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com